Exhibit 99.1

Argo Group Announces Executive Leadership Responsibilities

Launching outside search for chief financial officer’s successor

HAMILTON, Bermuda – July 6, 2020 – Argo Group International Holdings Ltd. (NYSE: ARGO) (“Argo” or “the company”), an underwriter of specialty insurance and reinsurance products, today announced an update to its senior leadership team responsibilities and the launch of an outside search for a chief financial officer to succeed Jay S. Bullock.

“Earlier this year, we established a clear set of operating principles designed to create an efficient organization focused on delivering improved operating results and shareholder value creation,” explained Chief Executive Officer Kevin J. Rehnberg. “It’s with these principles in mind that today we are announcing updated responsibilities for the Argo leadership team, which is made up of an outstanding group of leaders with a demonstrated track record of success.

“We have also initiated a succession plan for the CFO role, as Jay will be leaving the company. I would like to personally thank him for his support, especially in my new role. I’m also appreciative of his commitment to continue serving as CFO until his successor is hired and assisting with a smooth transition as we begin the public search immediately.”

The new CFO and the following leaders will report directly to Rehnberg:

•	Tim Carter, Chief Underwriting Officer – Carter is responsible for Underwriting at the group level. He is also responsible for Argo Surety and Argo Pro.

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Gary Grose, Executive Vice President U.S. Operations – Grose’s responsibilities include the following businesses: Argo Construction, Argo Property, Rockwood, Argo Casualty, Argo Environmental, Argo Marine and Argo Insurance. He will continue to oversee group-wide Marketing, Communications and Producer Management.

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Susan Comparato, Senior Vice President U.S. Operations – Comparato will move into operations leading the Argo Programs business, Argo Transportation and Alternative Risk Solutions. The company will announce a newly created group-level general counsel role in the fall. Comparato will continue as U.S. general counsel and manage the legal and compliance teams in the interim.

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Matt Harris, Head of International Operations – Harris continues to lead the company’s ongoing efforts to improve business results in international operations, including businesses based in London, Bermuda, Europe and Brazil. He is also responsible for the company’s reinsurance business.

•	Mark Wade, Chief Claims Officer – Wade’s role has expanded to incorporate claims across the organization, including U.S. and international.

•	Andy Borst, Chief Administrative Officer – Borst will serve in a group-wide role overseeing operations, including responsibility for Risk Management, IT, Digital, Innovation and Facilities.

•	Tony Cicio, Chief Human Resources Officer – Cicio will continue in this role.

The general counsel role will report to Rehnberg and a new internal audit leader will report to the board’s Audit Committee upon their appointments later this year.

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ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A.M. Best-rated ‘A-’ and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong). More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements, and therefore, you should not place undue reliance on any such statements.

Contacts

Investors:

Brett Shirreffs

Head of Investor Relations

212-607-8830

brett.shirreffs@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210-321-2104

david.snowden@argogroupus.com